UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934






                                    SALON.COM
                  ---------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
             -------------------------------------------------------
                         (Title of Class of Securities)



                                   79549F 10 8
                  ---------------------------------------------
                                 (CUSIP Number)


                                January 12, 2000
             -------------------------------------------------------
              Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [x]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)



                                Page 1 of 7 pages

 ...............................
 CUSIP NO. 79549F 10 8
 ...............................

 ................................................................................
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CABLEVISION SYSTEMS CORPORATION
     11-3415180
 ...............................................................................
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [   ]

                                                                   (b)  [ X ]
 ................................................................................
 3.  SEC USE ONLY

 ................................................................................
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
 ................................................................................

     NUMBER OF     5.   SOLE VOTING POWER
      SHARES            1,125,000
   BENEFICIALLY    .............................................................
     OWNED BY
       EACH        6.   SHARED VOTING POWER
     REPORTING          0
      PERSON       .............................................................
       WITH:
                   7.   SOLE DISPOSITIVE POWER
                        1,125,000
                   .............................................................
                   8.   SHARED DISPOSITIVE POWER
                        0
 ................................................................................
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
     1,125,000
 ................................................................................
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                                                                        [   ]
 ................................................................................
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.0%
 ................................................................................
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
 ................................................................................


                                Page 2 of 7 pages

 ...............................
 CUSIP NO. 79549F 10 8
 ...............................

 ................................................................................
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CSC HOLDINGS, INC.
     11-2776686
 ...............................................................................
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [   ]

                                                                   (b)  [ X ]
 ................................................................................
 3.  SEC USE ONLY

 ................................................................................
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
 ................................................................................

     NUMBER OF     5.   SOLE VOTING POWER
      SHARES            1,125,000
   BENEFICIALLY    .............................................................
     OWNED BY
       EACH        6.   SHARED VOTING POWER
     REPORTING          0
      PERSON       .............................................................
       WITH:
                   7.   SOLE DISPOSITIVE POWER
                        1,125,000
                   .............................................................
                   8.   SHARED DISPOSITIVE POWER
                        0
 ................................................................................
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
     1,125,000
 ................................................................................
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                                                                        [   ]
 ................................................................................
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.0%
 ................................................................................
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
 ................................................................................


                                Page 3 of 7 pages

 ...............................
 CUSIP NO.  79549F 10 8
 ...............................

 ................................................................................
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     RAINBOW MEDIA HOLDINGS, INC.
     11-3342870
 ...............................................................................
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [   ]

                                                                   (b)  [ X ]
 ................................................................................
 3.  SEC USE ONLY

 ................................................................................
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
 ................................................................................

     NUMBER OF     5.   SOLE VOTING POWER
      SHARES            1,125,000
   BENEFICIALLY    .............................................................
     OWNED BY
       EACH        6.   SHARED VOTING POWER
     REPORTING          0
      PERSON       .............................................................
       WITH:
                   7.   SOLE DISPOSITIVE POWER
                        1,125,000
                   .............................................................
                   8.   SHARED DISPOSITIVE POWER
                        0
 ................................................................................
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
     1,125,000
 ................................................................................
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                                                                        [   ]
 ................................................................................
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.0%
 ................................................................................
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
 ................................................................................


                                Page 4 of 7 pages

ITEM 1.
     (a)  SALON.COM
          ---------
          Name of Issuer
     (b)  22 Fourth Street, 16th Floor, San Francisco, CA 94103
          -----------------------------------------------------
          Address of Issuer's Principal Executive Offices

ITEM 2.
     (a)  CABLEVISION SYSTEMS CORPORATION
          -------------------------------
          CSC HOLDINGS, INC.
          ------------------
          RAINBOW MEDIA HOLDINGS, INC.
          ----------------------------
          Name of Persons Filing
     (b)  1111 Stewart Avenue, Bethpage, New York 11714
          ---------------------------------------------
          Address of Principal Business Office
     (c)  Delaware
          --------
          Citizenship
     (d)  Common Stock
          ------------
          Title of Class of Securities
     (e)  79549F 10 8
          ----------------
          CUSIP Number


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
     (a) [ ] Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o).
     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c).
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [ ] a parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
             Company Act of 1940 (15 U.S.C. 80a-3);
     (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 1,125,000.

     (b)  Percent of class: 9.0%.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 1,125,000.

          (ii)  Shared power to vote or to direct the vote: 0.

          (iii) Sole power to dispose or to direct the disposition of:
                1,125,000.


                                Page 5 of 7 pages

          (iv)  Shared power to dispose or to direct the disposition of: 0.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

     N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

     N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

     N/A

ITEM 10.  CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 6 of 7 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             CABLEVISION SYSTEMS CORPORATION


                                                     January 18, 2000
                                             -----------------------------------
                                                         Date

                                              /s/ Andrew Rosengard
                                             -----------------------------------
                                                      Signature

                                              Andrew Rosengard, Executive Vice
                                              President Finance, Controller
                                             -----------------------------------
                                                      Name/Title



                                             CSC HOLDINGS, INC.


                                                     January 18, 2000
                                             -----------------------------------
                                                         Date

                                              /s/ Andrew Rosengard
                                             -----------------------------------
                                                      Signature

                                              Andrew Rosengard, Executive Vice
                                              President Finance, Controller
                                             -----------------------------------
                                                      Name/Title



                                             RAINBOW MEDIA HOLDINGS, INC.


                                                     January 18, 2000
                                             -----------------------------------
                                                         Date

                                              /s/ Michael DiPasquale
                                             -----------------------------------
                                                      Signature

                                              Michael DiPasquale, Senior Vice
                                              President Finance and Operations
                                             -----------------------------------
                                                      Name/Title



                                Page 7 of 7 pages